UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____)*

Intralinks Holdings, Inc.
(Name of Issuer)
Common Stock, $0.001 par value per share
(Title of Class of Securities)
46118H 10 4
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Rho Ventures IV QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This statement on Schedule 13G is filed by Rho Ventures IV, L.P. (“RV IV”), Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”), Rho Ventures IV (QP), L.P. (“RV QP”), Rho Management Trust I (“RMT I”), Rho Management Ventures IV, L.L.C. (“RMV”), Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”), Rho Capital Partners, Inc. (“RCP”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV IV, RV KG, RV QP, RMT I, RMV, RCP GmbH, RCP, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission (“SEC”) on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Rho Ventures IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Rho Ventures IV GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Rho Management Trust I

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Rho Management Ventures IV, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Rho Capital Partners Verwaltungs GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Rho Capital Partners, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Joshua Ruch

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Mark Leschly

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Kingdom of Denmark

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

CUSIP No.	46118H 10 4

1	NAMES OF REPORTING PERSONS Habib Kairouz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,262,767 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

10,262,767 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,262,767 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 757,567 shares held by RV IV, (ii) 1,858,667 shares held by RV KG, (iii) 1,783,501 shares held by RV QP, and (iv) 5,863,032 shares held by RMT I. RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Intralinks Holdings, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:
Intralinks Holdings, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:
c/o Intralinks, Inc., 150 E. 42nd Street, 8th Floor, New York, New York 10017

Item 2(a).	Name of Person(s) Filing:
Rho Ventures IV (QP), L.P. (“RV QP”)
Rho Ventures IV, L.P. (“RV IV”)
Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”)
Rho Management Trust I (“RMT I”)
Rho Management Ventures IV, L.L.C. (“RMV”)
Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”)
Rho Capital Partners, Inc. (“RCP”)
Joshua Ruch (“Ruch”)
Mark Leschly (“Leschly”)
Habib Kairouz (“Kairouz”)

Item 2(b).	Address of Principal Business Office:
Rho Ventures, 152 W 57th Street, 23rd Floor, New York, New York 10019

Item 2(c).	Citizenship:

RV QP	Delaware, United States of America
RV IV	Delaware, United States of America
RV KG	Germany
RMT I	New York, United States of America
RMV	Delaware, United States of America
RCP GmbH	Germany
RCP	New York, United States of America
Ruch	United States of America
Leschly	Kingdom of Denmark
Kairouz	United States of America

Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.001 per share.

Item 2(e).	CUSIP Number:
46118H 10 4

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Reporting Persons	Directly (1)	Power (1)	Power (1)	Power (1)	Power (1)	Ownership (1)	Class (1, 3)

RV QP	1,783,501	0	10,262,767	0	10,262,767	10,262,767	19.6%

RV IV	757,567	0	10,262,767	0	10,262,767	10,262,767	19.6%

RV KG	1,858,667	0	10,262,767	0	10,262,767	10,262,767	19.6%

RMT I	5,863,032	0	10,262,767	0	10,262,767	10,262,767	19.6%

RMV (2)	0	0	10,262,767	0	10,262,767	10,262,767	19.6%

RCP GmbH (2)	0	0	10,262,767	0	10,262,767	3,333,323	19.6%

RCP (2)	0	0	10,262,767	0	10,262,767	10,262,767	19.6%

Ruch (2)	0	0	10,262,767	0	10,262,767	10,262,767	19.6%

Leschly (2)	0	0	10,262,767	0	10,262,767	10,262,767	19.6%

Kairouz (2)	0	0	10,262,767	0	10,262,767	10,262,767	19.6%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.

(2)
RMV is the general partner of RV IV and RV QP, RCP GmbH is the general partner of RV KG, and RCP is the investment advisor to RMT I. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV, managing directors of RCP GmbH and managing partners of RCP. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, and RMT I and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, and RMT I. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.

(3)
This percentage set forth on the cover sheets are calculated based on 52,267,019 shares of Common Stock consisting of (i) 50,267,019 shares of the Common Stock reported to be outstanding as of November 10, 2010 as set forth in the Issuer’s Form 10-Q as filed with the SEC on November 12, 2010 and (ii) 2,000,000 shares of Common Stock issued by the Issuer on or about December 10, 2010.

Item 5.	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
Not applicable.

Item 8.	Identification and Classification of Members of the Group:
Not applicable.

Item 9.	Notice of Dissolution of Group:
Not applicable.

Item 10.	Certification:
Not applicable.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 9, 2011
RHO VENTURES IV(QP), L.P.
RHO VENTURES IV, L.P.
BY: RHO MANAGEMENT VENTURES IV, L.L.C.
ITS: GENERAL PARTNER

/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer

RHO MANAGEMENT VENTURES IV, L.L.C.
/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer

RHO VENTURES IV GMBH & CO. BETEILIGUNGS KG BY: RHO CAPITAL PARTNERS VERWALTUNGS GMBH ITS: GENERAL PARTNER
/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer

RHO CAPITAL PARTNERS VERWALTUNGS GMBH
/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer
RHO MANAGEMENT TRUST I BY: RHO CAPITAL PARTNERS, INC. ITS: INVESTMENT ADVISOR

/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer

RHO CAPITAL PARTNERS, INC.
/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer
/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer for Joshua Ruch
/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer for Mark Leschly
/s/ Jeffrey I. Martin
Jeffrey I. Martin, Authorized Signer for Habib Kairouz

Exhibit(s):
99.1: Joint Filing Statement